THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call EVENT DATE/TIME: JULY 30, 2020 / 2:00PM GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call CORPORATE PARTICIPANTS Andy L. Nemeth Patrick Industries, Inc. - CEO, President & Director John A. Forbes Patrick Industries, Inc. - Interim CFO & Director Julie Ann Kotowski Patrick Industries, Inc. - Director of Investor Relations CONFERENCE CALL PARTICIPANTS Brett Richard Andress KeyBanc Capital Markets Inc., Research Division - Associate VP Craig R. Kennison Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst Daniel Joseph Moore CJS Securities, Inc. - MD of Research John Lovallo BofA Merrill Lynch, Research Division - VP Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst Stephen Michael O'Hara Sidoti & Company, LLC - Research Analyst Timothy Andrew Conder Wells Fargo Securities, LLC, Research Division - MD and Senior Leisure Analyst PRESENTATION Operator Good morning, ladies and gentlemen, and welcome to the Patrick Industries, Inc. Second Quarter 2020 Earnings Conference Call. My name is Donna, and I'll be your operator for today. (Operator Instructions) Please note that this conference is being recorded. I will now turn the call over to Ms. Julie Ann Kotowski from Investor Relations. Ms. Kotowski, you may begin. Julie Ann Kotowski - Patrick Industries, Inc. - Director of Investor Relations Good morning, everyone, and welcome to Patrick Industries' Second Quarter 2020 Conference Call. I am joined on the call today by Andy Nemeth, President and CEO; and John Forbes, CFO. Certain statements made in today's conference call regarding Patrick Industries and its operations may be considered forward-looking statements under the securities laws. There are a number of factors, many of which are beyond the company's control, including, without limitation, the disruption of business resulting from unforeseen events, such as the COVID-19 pandemic and its impact on economic conditions, capital financial markets and our operations, which could cause the actual results and events to differ materially from those described in the forward-looking statements. These factors are identified in our press releases, our Form 10-K for the year ended 2019 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update these statements to reflect circumstances or events that occur after the date the forward-looking statements are made. I would now like to turn the call over to Andy Nemeth. Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Thank you, Julie Ann. Good morning, everyone, and thank you for joining us on the call today. First and foremost, I would like to welcome John Forbes, our interim CFO and current member of our Board of Directors. John is doing a fantastic job as expected, and his leadership has been energizing and engaging as we pursue our tailored and disciplined search for a permanent CFO. John will review our second quarter financial results later during the call. 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call Before we cover the details of our quarterly results, I want to provide an update on our efforts to mitigate the impacts of COVID-19 on our business and prioritize the safety and protection of our team members, their families and our communities as well as the overall impact to our business since our last call in late April. We've been working very diligently during these unprecedented times to maintain a safe environment for all of our talented and dedicated team members, while also prioritizing our goal of striving to take care of our customers at the highest level. With the majority of our workforce returning to production in early May, we established and implemented extensive back-to-work safety protocols to protect our team members and facilities in alignment with both CDC and state guidelines. We are adapting and evolving with operational best practices and continuing to position ourselves to maintain a flexible and nimble operating platform. While some restrictions have eased, and our customers have returned to robust production levels, we remain focused and attentive to our disciplines, team member safety and organizational goals. Our leisure lifestyle markets experienced an unprecedented wholesale production shutdown of more than 5 consecutive weeks on the RV side of the business, and between 1 and 5 weeks on the Marine side of the business during the quarter as a result of COVID-19. Our housing and industrial markets experienced production shutdowns as well in certain geographic regions, however, were deemed essential in many territories and ran at reduced production levels during the same time frame. We focused our efforts on safety protocols during this period, cost reduction efforts in alignment with projected worst-case run rates, consolidation of certain facilities with excess capacities, cash flows, and being in the best position possible to be able to flex back up and take care of our customers once production levels resumed. The resilience, dedication and work ethic exhibited by all of our team members, who during these unforeseen times, have continued to work so tirelessly every day, both professionally and personally, to support the communities in which we live and work, uphold our values as an organization, show compassion, and support diversity and encouragement for one another as we persevere in this incredibly challenging environment, has been humbling, inspiring and energizing. We reported profitability, solid cash flows and balance sheet strength during the quarter despite our net sales, gross profit and operating margins being negatively impacted by the business disruption brought on by the previously mentioned unprecedented and rapid shutdowns caused by the pandemic. Our April and May revenues were down 70% and 27%, respectively, and up 6% in June. In May, wholesale projection levels began to resume with sequential week-over-week tailwinds building. And in June, we experienced a strong resurgence in production rates, particularly in the RV sector, with shipments up 11% compared to the prior year and reflecting the need for inventory as a result of retail resilience and a notable increase in consumer demand, in particular, with new buyers. The diversity of our end markets and geographic regions helped buoy our results in the early part of the quarter, and we were able to quickly accelerate production in response to the swift rebound in demand in multiple end markets later in the quarter. The significant sacrifices by our team members, cost cutting, and targeted surgical consolidation initiatives we took in late March and April helped us bolster our ability to weather the impact of COVID-19-related production shutdowns. Our teams took tiered sequential proactive actions in late March, April and early May by adjusting business models and operations to align with the changing economic landscape. Our second quarter revenues of $424 million decreased 31% versus the prior year, and we earned $0.03 per diluted share, including one-time costs of approximately $4.5 million, or $0.12 per diluted share, and despite the tremendous headwinds and uncertainty. Liquidity and cash preservation were priorities during the quarter. We paused our strategic initiatives and flexed our business model, voluntary reduced executive and board compensation, and focused on maintenance capital expenditures and retaining our core talent. We returned approximately $6 million of capital to our shareholders via dividends in alignment with our dividend policy. Although we did not make any share repurchases, we will continue to evaluate market opportunities to buy back our stock at appropriate levels. At the end of the second quarter, we had over $520 million of available liquidity, which includes approximately $111 million of cash on hand and net leverage at 2.3x, well under our 4x covenant maximum and consistent with our leverage profile at the end of the first quarter, again, despite tremendous headwinds and uncertainty in the quarter. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. 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JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call We're optimistic that leisure lifestyle markets would be go-to lifestyle choices in a COVID and post-COVID environment, and that scenario appears to be playing out. Further, we believe the government stimulus packages and incentives that were implemented as a result of COVID-19 in the second quarter were extremely supportive of the consumers in all of our end markets. Demand in our leisure lifestyle markets in the latter half of the second quarter benefited from increased interest from new consumers, and we expect this momentum to continue. RV and Marine products provide families and many other consumers with an outlet to enjoy the great outdoors in a safe manner, while practicing social distancing, especially during both the COVID-19 pandemic and into the future. The MH and industrial markets as well are ideally suited for social distancing, security, spending quality time with family and friends and the ability to work from home as we expect to see a more flexible work schedules. In addition, the new virtual world is now firmly integrated into many aspects of our day-to-day operations and communications with our stakeholders. Now turning to our end markets. While the beginning of the second quarter was challenging, a return to pre-COVID run rates and momentum was seen in our leisure lifestyle markets, representing 62% of second quarter revenues towards the latter half of the second quarter. Strong retail sales held throughout the quarter and increasingly lean dealer inventory forced OEMs to aggressively ramp up production in response to the high demand levels. In our housing and industrial markets, which represented 38% of our second quarter revenues, we saw a shift in consumer behavior from what we were experiencing in 2019 in the first quarter as a result of the COVID-19 disruption and other domestic social issues causing concern. Consumers began to migrate from urban environments to more rural environments, where in suburban and rural environments, manufactured homes were able to meet the consumers' need for a lower price point quality home and single-family and multifamily homes remain attractive as well, especially in certain concentrated geographic regions. Now taking a deeper dive into each of our end markets. Our RV revenues were down $137 million or 40% in the quarter and represented 48% of our consolidated sales. The revenue decrease was primarily due to the previously mentioned more than 5 week full wholesale production shutdown in late March, April and early May as a result of COVID-19. RV wholesale unit shipments were down 82% and 30% in the months of April and May, respectively, as OEMs shipped finished goods from their yards to dealers where possible, even though, they were not producing units in April and early May. This was followed by an 11% increase in wholesale unit shipped in June for a 35% overall decline in the quarter. RVs were still retailing at certain dealerships as well as being used for FEMA purposes for frontline health care workers in certain states throughout the quarter. As a result of stay-at-home orders throughout April and into early May, many dealers saw increased online activity during this time frame, indicating continued resilient interest in the leisure lifestyle product suite. Retail units are estimated to have declined 15% to 20% for the second quarter after statistical adjustments, which we expect to be material given the widespread governmental shutdowns and slow restart during the quarter. It is important to note also that heading into the second quarter of 2020, RV OEMs and dealers had already aggressively reduced and recalibrated inventories in advance of the 2020 model selling season. Based on these estimates, we believe between 55,000 and 60,000 additional units were pulled out of the inventory channel during the quarter, putting dealer inventories at their lowest level since prior to 2014 and positioning wholesale demand for the second half of 2020 to be very strong to meet retail expectations. As discussed, RVs are uniquely positioned to provide many different lifestyle and functional capacities outside of leisure, including serving the health care community and frontline caregivers with temporary and portable homes, testing facilities and command centers as well as a workspace away from home. Additionally, the RV industry is extremely well positioned for a COVID and post-COVID environment as RVs offer a value proposition of independence, quality time with family, friends and community, in addition to the ability and comfort of domestic travel, while camping activities being an ideal means and environment to enjoy the outdoors and also while maintaining social distancing guidelines. In addition, historically low interest rates for consumer financing, low entry-level price points and low gasoline prices are all positive tailwinds. On the Marine side of our business, the narrative is similar to RVs, except the marine market carried heavier inventory levels into 2020. Marine dealer traffic and interest in the early part of 2020 was positive, and there was momentum building in marine retail trends and shipments. Dealers and OEMs worked together during the latter half of 2019 and the first quarter of 2020 to rebalance and calibrate wholesale unit shipments to align with optimal dealer inventories. Most of the OEMs suspended their wholesale production for several weeks beginning in late March and in April in response to COVID-19, while marine retailers adapted with online sales protocols and marketing, similar to the RV dealers. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call With the inventory recalibration and a strong rebound in retail in May and June, both of which are key months for boat sales, marine retail outpaced wholesale and further leaned out the inventory channel. We estimate marine wholesale unit shipments down an estimated 35% to 40% in the second quarter, and marine retail shipments down an estimated 5% to 10% in the quarter. Our marine revenues declined approximately $31 million or 34% in the quarter and represented 14% of our consolidated sales. Marine OEMs that had shut down quickly resumed operations to support improving demand and support of seasonality, as the second quarter generally represents more than 40% of full year retail shipments. The long-term fundamentals remain intact for the marine market and similar to the RV industry, are an ideal social distancing recreational conduit similar to RVs for the COVID and post-COVID environment. In summary and consistent with what we have experienced with past global and domestic events, leisure lifestyle is resilient, and retail interest and traffic was as well resilient during the second quarter for both the RV and Marine sectors. Inventories, as noted, were leaned out even further in both markets, well positioning and requiring the manufacturers to increase production levels to keep up with retail demand and plan for the channel refill for the upcoming selling seasons. In addition, the new consumers pivot toward RV and Marine happened quicker than we anticipated, resulting in a true V-shaped curve in our markets with increasing backlogs and lead times evidencing themselves. This, coupled with strong fundamental demographic trends, promotes the opportunity for a strong second half of 2020 and likely 2021. We estimate continued strengthening in these markets in the third quarter. Now turning to the housing and industrial side of our business, both of which experienced positive tailwinds coming out of fiscal 2019 and during the majority of the first half of 2020 given low interest rates, a tight housing market and pent-up demand for affordable housing. Additionally, trends heading into the first part of the year related to the migration from rural to urban have reversed as a result of COVID-19 and the social unrest impacting the larger cities. Both the MH and residential housing markets stand to benefit from this migration as well do multifamily housing in the suburban areas. Our manufactured housing sales represented 21% of our total revenues in the second quarter and decreased $20 million or 18% over the second quarter of 2019, reflecting an estimated comparable decrease in estimated wholesale unit shipments. Many of our MH customers ran production, albeit at reduced rates, throughout the nationwide state and local COVID-19-related shutdowns due to being declared essential businesses in several locations and states. In addition to the economic trends previously discussed, demographic trends are very supportive of the outlook for manufactured housing. The need for quality affordable housing is critical and increasingly attractive to the growing population of 35 to 44 year olds, with the average price of an MH unit at roughly one-half to 1/3 the price of an average price of a stick-built home. Revenues in our industrial business, which represented 17% of our overall sales mix in the second quarter, decreased 2% compared to the prior year. We supply both new construction and remodel as well as big box home improvement, commercial, high-rise, hospitality and the furniture and fixtures markets. Residential housing was deemed essential in many areas, supporting production and new builds in the stick-built housing market during the COVID-19-impacted quarter. New housing starts, which were off to a solid start to the year as a result of low interest rate rates and tight supply of existing homes for sale increased 24% in the first quarter, followed by a decline of 17% in the second quarter, primarily due to the pandemic. Social distancing has impacted residential housing build rates due to the limits on the number of subcontractors in a project at any given time. However, home construction, improvement, remodel and the do-it-yourself business was resilient during the quarter despite the state and regional shutdowns. Our residential new construction products are generally the last to go in the new unit and trail new housing starts by 4 to 6 months. Single-family housing starts, which were up 14% in the first quarter, declined 13% in the second quarter, while multifamily housing starts across all regions declined 27% in the second quarter, most notably in the Northeast, compared to a 50% increase in the first quarter. In summary, we are anticipating positive back half trends in our leisure lifestyle businesses. We currently anticipate RV wholesale shipments to be up high double digits for the third quarter and flat to down low single digits for the year. On the Marine side of our business, we currently anticipate marine wholesale shipments to be up low double digits for the third quarter and down high single to low double digits for the year, including the impacts of COVID-19 and the related shutdowns and other factors. In the manufactured housing and industrial markets, we are also anticipating positive trends, with current expectations of MH wholesale unit shipments to be up high single to low double digits for the third quarter and up mid-single digits for the year, and we are estimating new housing starts to be down mid-single digits for the third quarter and full year. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call From an operating perspective, we have the ability to leverage and flex our manufacturing facilities and high variable cost structure to align with changes in customer demand. Additionally, as previously announced and beginning in the second quarter, we eliminated approximately $35 million of annualized fixed overhead and administrative costs, of which we expect to reinvest a portion of these costs into the business to support the resurgence in demand and as well to support our operating platform as we pivot back to the focus on strategic initiatives and our growth plan. We are extremely well positioned for both defensive or strategic purposes and the additional actions taken during the second quarter, combined with prior cost cutting initiatives, position us with flexibility to further withstand and adapt to the ongoing impacts of COVID-19 in the third quarter and the remainder of 2020 as well as changes in market conditions. On the capital allocation front, we are pivoting to strategic. We have reengaged with our acquisition pipeline candidates and are refreshing our models based on the strong demand expectations and the rapid return to production to support retail demand in our primary markets. We also expect to make investments in strategic CapEx and automation initiatives to help partially offset labor constraints and ensure that we will continue to put ourselves in the best position possible to support our customers as they flex their business models. As our markets are in a state of flux and demand trends evolve and shift, we will stay nimble to support our customers, appropriately allocate capital, drive business efficiencies and support our team. I'll now turn the call over to John, who will provide some additional comments on our financial performance. John A. Forbes - Patrick Industries, Inc. - Interim CFO & Director Thanks, Andy. Our consolidated net sales for the second quarter decreased 31% to $424 million, primarily due to the lost shipping days and temporary shutdowns of certain of our facilities due to the COVID-19 related business disruptions within our end markets in April and early May. This was followed by a strong resurgence in the back half of May and throughout June in all our end markets, particularly RV and Marine, reflecting the relaxation of many stay-at-home restrictions by various states as well as an increase in consumer demand. Revenue from our leisure lifestyle markets, which is comprised of RV and Marine, decreased 39%, with RV and Marine revenues down 40% and 34%, respectively. RV content per unit decreased 2% to $3,086 per unit and estimated marine content per unit decreased 13% to $1,439 per unit. During the second quarter, our RV and marine content per unit was negatively impacted by OEMs curtailing production in April and early May, but continuing to ship finished goods during the suspension of operations in support of the ongoing resilience in retail in these markets as dealers continued to deliver the retail units to customers. Excluding the impact of the lost RV production days, we estimate our content per unit was flat during the quarter. Our customers lost production days that negatively impacted our content per unit also impacted our organic growth, as was most prevalent in our RV market sector, but was also felt in both the marine and MH markets. Revenues from our housing and industrial markets decreased by 12% in the quarter, with MH revenues down 18% versus the prior year and estimated MH content per unit increasing 16% to $4,529 per unit. Gross margin in the second quarter was 17.4%, decreasing 100 basis points compared to the prior year. The gross margin erosion was primarily driven by fixed operating costs incurred at plants that were shut down in April and early May, and the cost of wages and benefits paid to furloughed hourly employees and indirect personnel retained, while plants were not operating at full capacity in April and in early May. Operating expenses were 14.5% of sales, compared to 11% in 2019. Warehouse and delivery expenses increased 50 basis points due to a higher mix of MH sales in the quarter and the corresponding impact of fixed costs incurred at distribution facilities in April and in early May. SG&A expenses were 7.4% of sales in the quarter, a 200 basis point increase, compared to the prior year, primarily reflecting lower sales volumes. SG&A expenses were down approximately $1 million, compared to the second quarter of 2019, as a result of the cost reductions completed last year and the proactive cost containment measures implemented in response to COVID-19. Operating income of $12 million decreased 73% in the second quarter and operating margin of 2.9% decreased 450 basis points, primarily reflecting estimated pretax, onetime net cash and noncash COVID-related expenses of approximately $4.5 million or $0.12 per diluted share and due to the factors previously described. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 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JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call Our net income per diluted share in the second quarter was $0.03, down from $1.18 in the prior year. Our overall effective tax rate, as reported, increased to 44.4% for the second quarter of 2020 compared to 25.1% in the prior year, primarily reflecting the impact of permanent tax differences related to the treatment of certain Corona Aid, Relief and Economic Security Act, also known as CARES credits. For the full year 2020, we are now estimating our all-in effective tax rate to be in the range of 26% to 27%, excluding the impact of onetime items. Now turning to the balance sheet. Our total assets increased approximately $22 million as of June 28, 2020, largely reflecting the addition of acquisition-related assets and a strategic increase in seasonal working capital. Looking to cash flow, in the first 6 months of 2020, we generated approximately $39 million of operating cash flows. In the first 6 months of 2020, we paid $12 million in cash dividends to shareholders in alignment with our dividend policy and invested $11 million in capital expenditures. At the end of the first quarter of 2020, we made the decision to suspend acquisition initiatives and to pause share repurchases. We do not expect any change to our quarterly dividend policy. Our operating cash flow varies quarterly based on seasonal fluctuations in working capital, among other items. And in the second quarter and 6 months of 2020, we made the strategic decision to carry increased inventories to support our customers in the restock after COVID shutdowns and as well based on building tailwinds and strong resurgence we were experiencing in all our end markets in late May and throughout June. We have over $520 million of total liquidity at the end of the second quarter, including $111 million of cash on hand with no major debt maturities until 2023. And to date, we have not borrowed on our revolver since the third quarter of 2019. The strength of our cash flows, combined with our ample liquidity, provided us with the flexibility through these unprecedented times. Our leverage position at the end of the second quarter was 2.3x net debt to EBITDA. As we move into the second half of 2020, our financial plan is based on the market assumptions Andy previously highlighted, with the expectation our markets will continue to strengthen as we progress through the third quarter and into the fourth quarter. Our business model today is one that is highly scalable and end market and geographically diversified, allowing us to be in a better position than before to outperform through an economic cycle. The proactive cost containment and financial measures we've taken, and will continue to take if necessary, combined with our flexible cost structure, provide the ability to weather a downturn such as the current pandemic. We have the ability to build cash by aggressively reducing our inventory levels and working capital over the remainder of the year, if necessary, further reduce nonessential spending, variable compensation and curtail nonessential capital expenditures and are prepared to further take additional cost containment measures if necessary. We have leveraged certain provisions in the CARES Act, including payroll tax deferrals that will provide additional financial support in 2020. As we look to capitalize on the long-term upside in all our end markets, the aggressive actions we've taken thus far along with our supportive capital structure in conjunction with the market assumptions we've outlined in our current financial plan, we are estimating our ability to generate more than $180 million of operating cash flows in 2020. We expect to increase our strategic capital expenditures in the back half of the year in alignment with the expected increase in demand in our end markets and are estimating $30 million to $35 million of CapEx for the full year. That completes my remarks. Andy. Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Thanks, John. We're prepared to stay ahead of the dynamic macro environment with disciplined execution. Our proven flexible and nimble business model, cash on hand, strong cash flows and no near-term debt maturities, position us well to navigate through these dynamic economic times. We remain confident in our ability to quickly pivot and execute on our strategic plan through a variety of economic scenarios. We feel our end markets are very well positioned to be the main beneficiaries of lifestyle changes and adaptations that are ever-evolving as this pandemic continues down its current path. We have the ability and resources to continue to flex up with our customers and invest in our infrastructure and working capital to support their projected growth needs. The combination of our operational and financial foundation, customer-first performance-oriented culture and the talent and dedication and passion of our more than 7,000 team members will continue to position us to execute on our strategic plan as we strive to consistently exceed our customers' expectations. Our overall goal of increasing long-term shareholder value by serving our customers at the highest level, reinvesting in and protecting our talented and dedicated team members, dealing ethically and responsibly with our business partners, and supporting our local communities, remains our highest priority. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. 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JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call This is the end of our prepared remarks. We are now ready to take questions. QUESTIONS AND ANSWERS Operator (Operator Instructions) Our first question today is coming from Brett Andress of KeyBanc Capital markets. Brett Richard Andress - KeyBanc Capital Markets Inc., Research Division - Associate VP So Andy, obviously, a nice recovery in the end markets here lately. Just curious if you can share any insight on the production schedules in July and August for the OEMs? I think you said high double digits for the third quarter on shipments, but just any more color there would be helpful. Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Sure. Yes, we've seen continuing tailwinds building on the RV side of the business, as it relates to production schedules. The leaning out of the dealer inventories have been significant as we noted, and we've continued to see the production rate schedules increase through June, through July, into August. And our expectation is really through the third quarter and into the fourth quarter at this point and then positioning it for the restock for the 2021 model season. So right now, units are in very high demand. Production run rates are continually getting increasing. So we've seen that really through this point in time and expect strong production run rates here for Q3 and Q4. Brett Richard Andress - KeyBanc Capital Markets Inc., Research Division - Associate VP Got it. And then I guess, just building off of that into retail. I think you said 2Q RV retail was down 15% to 20%. I guess I'm just curious what you've seen here more recently in June and July? Really just trying to tie that to your flat to low single-digit wholesale outlook? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Yes. Retail has continued to increase as well from all of our touch points. Right now, one of the things that we're dealing with is just getting units to dealers is that we've gone through the stimulus package here. A lot of dealers are independent contractors. And so we're getting them back. And we've seen a little bit of buildup on the yards, but at the end of the day, we're hearing it again that retail continues to be in high demand and retail continues to grow. Brett Richard Andress - KeyBanc Capital Markets Inc., Research Division - Associate VP Got it. I mean, any stab at kind of what maybe June, July -- what, I guess, 3Q retail could look like against annual sale? John A. Forbes - Patrick Industries, Inc. - Interim CFO & Director Brett, this is John. RVIA information on June retail was plus 10.8%. And of course, we're still in July, so we don't have that information yet. But all indications are, July will be a very strong retail month as well. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director We're expecting -- what I would tell you, Brett, is that we would expect high single to low double-digit increases in retail through the third quarter based on what we're hearing. Operator Our next question is coming from Scott Stember of CL King. Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst Obviously, demand is strong across the board right now. People are just buying everything, it seems like. But what's the mix right now, particularly within RVs that you're seeing? And how could that affect your content in the back half of the year? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Sure. This is Andy. Mix is still consistent with what we've been seeing as it relates to low-end units on the travel trailer side, entry level, consistent with the new buyers that are entering the space today. So what we would tell you is on a mix from our perspective, there's upside as units get contented upwards. And so the more content we see, the more we'll benefit. There's been no change in the mix from a negative perspective and anything we'll get additional content as the mix shifts. We've also heard through our channels and checks as well that motorized production rates are picking up as well. So we're optimistic about kind of across the spectrum as it relates to the buyers that are in the space today. Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst Got it. And just regarding costs, I know you said that there were some extraneous COVID costs of $0.12 in the quarter. And you've also had some other meaningful cost cuts. What happens to those COVID costs as we go forward in the back half of the year? And from a cost perspective, what sticks from what's been cut, what's structural and what's not? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Right. So a couple of things. First of all, as it relates to the $4.5 million on, call it, onetime COVID- and other-related expenses, that's not an ongoing cost that we will incur going forward. We've implemented COVID protocols across our operating spectrum. We're used to that. At this point, our team members have gotten used to those protocols. There's a little bit of inefficiency in there, but I don't expect it to be material. And then as it relates to kind of our fixed cost structural adjustments that we made, we implemented about $35 million of fixed cost adjustments across the platform during Q2. We are going to be reinvesting some of those back in, but our expectation is that we're also going to be able to retain a lot of that cost adjustment as well. So a good estimate is probably 50% of those right now as it relates to what we'll need to reinvest back in the business if we continue to see the aggressive run rate that we're experiencing. And we fully expect to see those run rates continue at this point in time. But we will be able to retain some of the $35 million that we implemented. Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst All right. Great. And just last question. I know that recently, you've talked about getting back to that 30 to 50 basis points of op margin expansion. Could you talk about your ability to get there in the back half of the year and heading into next year? 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Yes, we firmly believe that we will be able to get there in the back half of the year and into next year. And so we're very optimistic about our ability to grow our margins, especially with our fixed cost structure, where it's at with the adjustments that we've made so far. And then certainly, with the industry run rates that we're seeing today, we believe that our fixed cost structure is in a really good spot and our team is very flexible and nimble to be able to support that. So we believe we absolutely can grow our operating margins. Operator Our next question is coming from Daniel Moore of CJS Securities. Daniel Joseph Moore - CJS Securities, Inc. - MD of Research Andy, I was typing as fast as I could. Could you repeat the expectations by end market for Q3 and the full year? I know RV wholesale shipment is up high double digits in Q3 and then maybe go from there real quick? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Sure. RV wholesale up high double digits, Q3, flat to down low single digits for 2020 full year. Marine wholesale, up low double digits for Q3, down high single to low double full year on the wholesale side. MH, up high single to low double digits in Q3, up mid-single for the year. And then on our industrial markets, down mid-single for the quarter and down mid-single for the full year. Daniel Joseph Moore - CJS Securities, Inc. - MD of Research Perfect. Appreciate it. And just a point of clarification. Post Q1, you suspended buybacks and M&A, obviously, given uncertainty in the environment. Is that still the case as we look back into the back half of the year, particularly on the M&A side? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director No. We have pivoted to strategic at this point in time, given the strength in our markets, the visibility, the confidence across our checks, across our entire platform. We're dusting off our acquisition models at this point in time, and we're certainly looking at strategic CapEx to support the expected continued growth in each of our markets to make sure that we've got capacity to grow with our customer base, especially as they continue to grow. So we have made the pivot too strategic. Daniel Joseph Moore - CJS Securities, Inc. - MD of Research Got it. Perfect. And then do you have a rough estimated decline in overall inventory levels for Marine in Q2? And maybe an update on where we stand in relation to historic levels over the last 5, 10 years? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Yes. Marine inventories are definitely low at this point in time. There's been -- Marine came into 2020 with a little bit higher inventory. And so we saw Marine trail RV as it relates to kind of the significant recovery by about 3 to 4 weeks, but it is absolutely caught up with RV as it relates to expectations. We think there's probably been between 30,000 and 50,000 units taken out of the channel over the course of the last 18 months on the Marine side of the business. And so Marine is extremely well positioned. We're hearing tremendous dealer demand for new units out there, both on the RV and Marine side. 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call Daniel Joseph Moore - CJS Securities, Inc. - MD of Research And given Q2 is typically the 40% of the year, do you see that shifting -- seasonality shifting into Q3 this year, given the early shutdowns and slow start to the season? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director A little bit. I think when you think about the timing of the production slowdown or shutdowns as it relates to COVID, just coming out of the spring, in particular, in the aluminum side of the business on Marine, retail continued to flow and dealers adapted very quickly. And so I think we're going to continue to see strong retail as we see those new consumers move into marine. But I don't know you'll see a material shift. I think that, again, boats retailed very well during Q2 as well did RVs. So there's a little bit of movement, but I wouldn't say that it's overly significant. Daniel Joseph Moore - CJS Securities, Inc. - MD of Research Okay. And on the content side, do you expect to return to growth in both RVs and boats and content per unit basis as we get into Q3 and the back half? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director We do. Daniel Joseph Moore - CJS Securities, Inc. - MD of Research Okay. Lastly for me. In terms of gross margins, do we see that getting back to flat or even up in Q3 on a year-over-year basis? Or do you expect ongoing headwinds in be it raw material, labor, social distancing challenges, et cetera, maybe tempering that? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director We would expect to see improvement on the gross margin level, especially with the cost reductions that we've done to really position our business. Our -- we've retained our core talent. We're in a really good spot to leverage the volume increases. As materials move and fluctuate, we'll move with those and pass along price increases or decreases as we see the material markets move. We'll probably see a little bit of labor headwind. Labor is certainly getting tight as it relates to the tremendous demand that we're seeing, and we're working through that. But from an overhead perspective, we're in a good spot, and we would expect to increase incremental margins. Operator Our next question is coming from Craig Kennison of Baird. Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst I think many have been asked already. But going back to your wholesale forecast for RV and for Marine, it feels a little more conservative than what we've heard from some other OEMs. Do you think that's a function of maybe a more conservative retail forecast? Or are you concerned at all that just the OEMs may struggle to fully ramp up production to meet that shipment demand? 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director I think that there is tremendous retail demand out there today. We could be a little bit conservative in our estimates as it relates to wholesale. We're going to continue to do everything that we can to flex with the manufacturers. I think the manufacturers on the wholesale side have been extremely disciplined, as it relates to managing their business. They've got capacity from a plant perspective, and we're feeling plants coming back online. So from our perspective, we see the opportunity and optimism out there. We want to make sure that, again, we're positioned well to be able to take care of that. So I think our estimates are, again, in the fairway, if you will. But I think there's definitely upside as well with the strong demand that we're seeing. Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst That helps. And then with respect to labor, I imagine you've got a few challenges here. One, you've got to watch COVID trends in Elkhart, especially to make sure your workforce is safe. Two, there are some federal programs that do provide some unemployment compensation. I'm wondering if either of those trends is a headwind for you. Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director We think the unemployment benefits and that piece will be a tailwind, if you will, depending on where the stimulus package comes out. But I think that was a game changer from our perspective, the overall stimulus package and keeping the consumer in a really good spot in Q2. But we do not see the unemployment benefits decreasing as a headwind, if anything, again, I think, it will help. We are seeing definite -- without question, labor, labor tick up, not as a percent necessarily, but the need for labor in the area. And so again, we're going to work through that at this point in time, but we don't see a lot of headwinds. I think that we're going to do everything that we can to work through that situation. And like I said, we're going to invest in some strategic automation and capital expenses over the next 6 months to make sure that we're not only positioned for the back half of this year, but for the 2021 season that we expect coming. Craig R. Kennison - Robert W. Baird & Co. Incorporated, Research Division - Director of Research Operations and Senior Research Analyst And finally, could you comment on just your M&A pipeline in RV and Marine, in particular, or any other segment? I mean, you're generating a lot of cash. You've got a really strong balance sheet. Curious what the flavor of deals looks like? I mean, are your targets more interested in selling now given this could be a minor peak in demand? Or are they less willing to sell because they see better long-term trends? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director We have a full pipeline of candidates that we continually talk to and we're engaged with. Given the nature of the V-shape curve, especially in leisure lifestyle, we're truly able to carve out the impact of COVID-19 and the shutdowns on both of those 2 markets in particular. So we're able to really take a look at normalized run rates to really get a feel from a valuation perspective. And so I think with our candidates, we maintain a solid dialogue. We're excited about the potential that's there. And we haven't seen a rush to the table as a result of COVID-19 and companies coming and saying, "Hey, I'm tired of this. I want to come and be acquired." We've seen more, I think, again, because of the V-shape curve, there's opportunity out there and excitement for what's headed for the future. So at this point in time, we feel really good about our pipeline and our candidate pool. Operator Our next question is coming from Tim Conder of Wells Fargo. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call Timothy Andrew Conder - Wells Fargo Securities, LLC, Research Division - MD and Senior Leisure Analyst Andy, I just wanted to follow-up on a couple of items here. Following on to Craig's questions and your statements on labor. So tight -- getting tight labor just given the sharpened rebound in demand. But I guess are you seeing -- maybe digress here a little bit into what's going on in Washington, but is the existing unemployment things or, I should say, just expired, was that maybe a headwind to getting labor back? Maybe, again, the proverbial people making more not working than they did. And then how do you see what's happening on the proposals to help or hinder or not change the current labor tightening that you're experiencing there? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director We do believe it was a headwind in Q2. I think -- but when you look at it from both sides, I think it was instrumental and very dynamic and game changer to keep the consumer and our employee base in a really good spot. So as much as it was a headwind to get labor, I think, again, it reinstilled confidence and their ability to be in a really good spot coming out of this. So again, I think it's -- I don't want to look at it as a tailwind going forward, but it's certainly not a headwind, if there's a change in the unemployment benefit package going forward on the downside. Timothy Andrew Conder - Wells Fargo Securities, LLC, Research Division - MD and Senior Leisure Analyst Okay. So support consumers as needed in the past but, maybe made it a little tougher on labor, especially in Q2. But maybe that's kind of normalizing out here in Q3, hopefully, from the policy perspective. Okay. Okay. So you talked about, again, good visibility into demand as you're meeting the needs of your customer base as they ramp up production to refill pipeline channels. From your seat, what do you see -- when do you see the channels in RV for the industry normalizing at the dealer level? And the same question, I guess, for Marine, importantly. Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director So with the strength in demand, we believe that inventories in both markets have been overcorrected. And there is tremendous demand out there on the retail side to keep up with what was already a strong demographic playing into leisure lifestyle, but then you add the new consumers that have entered the channel as well in both of those 2 markets. And so it's -- if anything, it's emboldened the opportunity for the long-term as it relates to correction, if you will, to getting back to a place of balance and normalcy. And at this point in time, based on our math, there's definitely some catch-up to be made as it relates to wholesale production, catching up with retail and positioning retail, especially for the 2021 model season, if we continue to see this strength in retail demand, which we fully expect at this point. And so, again, there's quite a long runway as it relates to visibility, subject to these demand conditions. Timothy Andrew Conder - Wells Fargo Securities, LLC, Research Division - MD and Senior Leisure Analyst Okay. So potentially, it's going to be in '21. Is that a fair statement before you get channels normalized in maybe early '21 in RV and maybe a little bit longer in Marine? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director I think it could go, based on our numbers and our calculations on turns and retail demand, just depending on where retail lands this year, I think, it goes well into '21. Timothy Andrew Conder - Wells Fargo Securities, LLC, Research Division - MD and Senior Leisure Analyst Okay. Okay. Okay. And then lastly, you mentioned that you're making some strategic capital investments as well as looking at strategically for M&A. But on the capital investment side, how do you see -- I guess, at this point, you mentioned what your CapEx is going to be this year. Do you see that CapEx number going up a little bit to enable you to meet that level into '21 demand of your end customers? 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Not at this point, I think, our $30 million to $35 million is appropriate. We've identified several projects where we see some potential bottlenecks building that will alleviate that. And again, I think, we're really planning to make sure that we're in the best position to be able to support the growth heading into 2021. So I think our $30 million to $35 million is a reasonable estimate certainly at this point in time. And we've got projects identified. Timothy Andrew Conder - Wells Fargo Securities, LLC, Research Division - MD and Senior Leisure Analyst Okay, sir. Congrats. Operator Our next question is coming from Steve O'Hara of Sidoti. Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst Just, I guess, maybe just in terms of the strong retail demand. Curious about your thoughts, but maybe, I missed it in terms of how sticky you think these new entrants in the industry is? And maybe what -- in terms of new buyers, what your thoughts are there? I mean, how much of this demand improvement is? New buyers or kind of existing buyers wanting to get ahead of production shutdowns and things like that. And are these, let's say, the new side of the buyers, are they less apt to be lifetime RVers, where as opposed to in typical times, people usually buy 2 to 3 in their lifetime or as other options open up like international travel and things like that? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Sure. So what we're hearing consistently across all our checks is that the new -- the new buyers are certainly a tailwind to the already strong buying population that was there already and going to be buying units. And so the new buyers are active. We think it's pretty sticky, especially when you look at all the situations that are certainly impacting the next 6 months and possibly next 12 months as it relates to COVID, if you look at domestic and international travel restrictions, you look at kind of where things are going to be at for the fall as it relates to education in schools and fall sports. Really, the recreational leisure activity from our perspective is ideally positioned to support the consumer as an avenue. And so we think that it feels very sticky. We think that, again, with our checks, what we're hearing is that the manufacturers and the dealers believe this is a real opportunity to engage with those new consumers and really make sure that it's a very positive experience for them to make sure that they come back into the channel. So what we've heard is tremendous focus and attention to knowing that there's new buyers entering and there's tremendous opportunity to keep them long-term and upgrading units and consistent with what we've seen in the past as it relates to upgrade cycles. So we're not touching the consumer at that level, but again, certainly supportive of all the initiatives that the manufacturers and the dealers are putting in place today. Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst Okay. That's helpful. And then maybe just lastly, in terms of M&A and your outlook there. I mean, can you just talk about, maybe by market or where you're focused on? Is it still in Marine? Is it -- or is there another adjacent market that you guys could attack? Or just kind of some comments there. Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director Certainly, leisure lifestyle, like I've talked about, is ideally positioned. So RV and Marine, we're very excited about. We're very excited about our industrial model, which we think, is in its infancy as it relates to our single and multifamily opportunities that are out there from a geographic perspective. And then as well, I think with manufactured housing and the strength that we see there and the opportunities, we're excited about those opportunities, too. So we've got a full pipeline of candidates across all 4 market sectors. And again, I think, really, as we look to pivot here 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call and have pivoted, again, we're very optimistic about really all 4 market sectors, leisure lifestyle, certainly, though, I would tell you, with the tremendous demand that we're seeing today and the runway, very excited about. Stephen Michael O'Hara - Sidoti & Company, LLC - Research Analyst Okay. And maybe just one more follow-up to that. I guess GDP obviously contracted quite a bit in the second quarter, as expected more or less. Can you just talk about maybe your feeling for how long a large consumer discretionary industry can outperform kind of the typical economy or Main Street economy maybe? And how important is that to kind of normalizing and kind of getting back to normal? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director I'm not an economist, but I think what I can say, at least, is what we see is when we look at, again, the opportunity that's there for the leisure lifestyle markets and especially in this environment with the pandemic going on and the overhang that's likely to be there for a longer period of time, the consumers' ability to social distance and still be able to enjoy leisure activities, these 2 markets are ideally positioned for that. And so that's one of the reasons I think that we have confidence across the industry, as it relates to the long-term demand projections that are ideal. And again, so I think that we would believe that there's opportunity to perform. And then again, the stimulus packages that have been in place and even hopefully, the upcoming stimulus packages that will be put in place will continue to keep the consumer in a good spot. And so we feel very optimistic about those markets. I can't really comment on whether or not it can exceed GDP or not, how long we'll do that, but I can tell you that certainly, what we see and what we're hearing today is tremendous optimism and excitement and then enjoyment of the leisure lifestyle activities that we're engaged with. Operator Our next question is coming from John Lovallo of Bank of America. John Lovallo - BofA Merrill Lynch, Research Division - VP The first one, SG&A absolute dollars have declined on a year-over-year basis for 2 consecutive quarters. I mean, would you expect that trend to reverse in the third quarter as volume picks up and some of the investment is reengaged? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director We're going to add a little bit of investment on SG&A. But a lot of that -- we flex our business model very, very quickly. And we're high variable cost business model, even in the SG&A side. So our expectation is that we're going to continue to leverage that. But I wouldn't expect it to go up materially. We do have incentive compensation that will move in incentive packages. Again, as we flex variably with upticks in demand and profitability, but again I think, we'll be able to keep it in check. John Lovallo - BofA Merrill Lynch, Research Division - VP Okay. That's helpful. And then on the housing side, demand certainly has accelerated nicely. Are you seeing any change in the mix of buyers? So is it still kind of being led by the first time buyer? Or are you seeing any change there? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director We haven't seen a lot of change in that mix. There's still -- there's demand and lack of inventory on the stick-built side and then certainly on the manufactured housing side, we think that demand should continue to pick up, especially with the migration that we've seen from urban to rural, 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call which was the opposite, if you will, heading into 2020. We saw the consumers migrating into the urban areas, and we've seen that really shift as a result of COVID and some social unrest that's been taking place. And so we think the MH for both first-time buyers and those looking to separate a little bit and make sure that they've got the opportunity to do that, we think, there's opportunity there. John Lovallo - BofA Merrill Lynch, Research Division - VP Great. And then one more, if I can. On the industrial side, can you just remind us of the exposure there to maybe hospitality and some of the other end markets that have been outsized -- affected in an outsized way by COVID? Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director We are -- we've seen a heavier mix of our business shift towards residential housing on the industrial side of our business. And so we've got commercial and hospitality opportunities out there. Those have paused a little bit during this time frame. But I wouldn't say that it's been a material impact on our industrial business. What we've seen is the strength in residential as well as the do-it-yourself and home improvement model has definitely been very, very strong. So we've not seen erosion as it relates to the hospitality piece of our business. Operator Our next question is coming from Brett Andress of KeyBanc Capital Markets. Brett Richard Andress - KeyBanc Capital Markets Inc., Research Division - Associate VP Just a quick follow-up. For your 3Q RV outlook, I'm learning this morning that high double digits means different things to different people. Can you just maybe broadly bucket that for us? Is that plus 20% to 30%? Is that higher or lower? Just any kind of guardrails there. Andy L. Nemeth - Patrick Industries, Inc. - CEO, President & Director So let's say that's plus 18% to 25%. Operator At this time, I'd like to turn the floor back over to Ms. Kotowski for closing comments. Julie Ann Kotowski - Patrick Industries, Inc. - Director of Investor Relations Thanks, Donna. We appreciate everyone for being on the call today and look forward to talking to you again at our third quarter 2020 conference call. A replay of today's call will be archived on Patrick's website, www.patrickind.com under Investor Relations. Now I'll turn the call back over to our operator. Operator Ladies and gentlemen, thank you for your participation. You may disconnect your lines at this time, and have a wonderful day. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2020 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JULY 30, 2020 / 2:00PM, PATK.OQ - Q2 2020 Patrick Industries Inc Earnings Call Editor Company Disclaimer This transcript contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of the continuing financial and operational uncertainty due to the COVID-19 pandemic, including its impact on the overall economy, our sales, customers, operations, team members, suppliers, and the countries where we have operations or from which we source products and raw materials, such as China; adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products; the deterioration of the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the imposition of restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities; inventory levels of retailers and manufacturers; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov. Each forward-looking statement speaks only as of the date of the audio event, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made. 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